Exhibit 99.1

KCS: Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

Kansas City Southern Statement Regarding

Mexican Economic Competition Commission Final Resolution on Effective Competition

in the Market for Interconnection Services

Kansas City, Mo., March 8, 2018. Kansas City Southern (KCS) (NYSE:KSU) confirmed that it has received the Final Resolution handed down by the Panel of the Mexican Economic Competition Commission (the “COFECE”) in connection with the investigation regarding effective competition in the market for interconnection services, trackage rights and switching rights used to provide railway freight public services in the rail freight industry.

The Final Resolution dismisses the preliminary report issued by the Investigating Authority of the COFECE along with its finding of a lack of effective competition for interconnection services. The Final Resolution represents the end of the investigation and no further amendments or modifications may be made to the preliminary report.

Headquartered in Kansas City, Mo., Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a railway network, linking the commercial and industrial centers of the U.S., Mexico and Canada. More information about KCS can be found at www.kcsouthern.com